                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (date of earliest event reported):      November 21, 2000
                                                 ------------------------------

                                 NVE Corporation
                                ----------------
             (Exact name of registrant as specified in its charter)


                                    Minnesota
                                   ----------
                 (State or other jurisdiction of incorporation)



         0-12196                                          41-1424202
-------------------------------                        ------------------------
Commission File Number                                          I.R.S. Employer
                                                          Identification number

11409 Valley View Road, Eden Prairie, Minnesota                           55344
-----------------------------------------------                           -----
(Address of principal executive offices)                             (Zip code)

Issuer's telephone number, including area code: (952) 829-9217
                                               -----------------

                               PREMIS Corporation
                 13220 County Road 6, Plymouth, Minnesota 55441
                 ----------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 1.  CHANGE IN CONTROL OF REGISTRANT.

         Effective as of November 21, 2000 (the "Effective Date"), and pursuant to that certain Agreement and Plan of Merger (the "Agreement"), dated as of September 22, 2000, by and between Nonvolatile Electronics, Incorporated (NVE), a Minnesota corporation ("Merged NVE"), and PREMIS Corporation ("Premis"), a Minnesota corporation, Merged NVE has successfully merged with and into Premis (the "Merger"), with Premis surviving under the new name NVE Corporation (the "Company"). In connection with the Merger, as of November 20, 2000 (the "Record Date"), all outstanding shares of common stock of Premis held as of the Record Date were converted in a reverse stock-split to .2 shares of common stock of Premis. Similarly, as of the Effective Date, all shares of common stock of Merged NVE outstanding immediately prior to the Effective Date were converted into 3.5 shares of stock of the Company. As this was a stock for stock transaction, no loans were utilized in connection with the Merger. A copy of the Agreement is incorporated as an exhibit to this Form 8-K by reference to the Definitive Proxy Statement on Schedule 14 filed by Premis on November 16, 2000, and is incorporated herein in its entirety. The foregoing description is modified by such reference.

         As of the Effective Date, and pursuant to the terms of the Agreement, the directors of the Company are James Daughton, Terrance Glarner, Herbert Goronkin and Robert Irish, the former directors of Merged NVE. Such directors have elected the following officers: James Daughton, President and Chief Executive Officer, and Richard George, Treasurer and Chief Financial Officer. Both Dr. Daughton and Mr. George held similar offices for Merged NVE.

         Prior to the Merger, F.T. Biermeier, the President and Chief Executive Officer of Premis, controlled Premis by holding 36.6% of the outstanding shares of common stock of Premis. As a result of the Merger, however, the controlling shareholders of Merged NVE have obtained control of the Company. Set forth below is certain information with respect to approximate beneficial ownership of the Company as of November 21, 2000, by each director, all directors and officers as a group and all persons owning more than 5% or more of the common stock of the Company. Except as otherwise noted below, each person and group identified below possesses all voting and investment discretion with respect to the shares listed below.

                  NAME                               ADDRESS            SHARES OWNED         PERCENT
                  ----                               -------            ------------         -------
Norwest Equity Partners(1)                3600 IDS Center                 7,577,434           44.8%
                                          80 S. 8th St.
                                          Minneapolis, MN 55402

James Daughton                            18687 Melrose Chase             2,700,632(2)         16%
                                          Eden Prairie, MN 55347

Motorola, Inc.                            c/o Don McLellan                1,750,000           10.3%
                                          1303 East Allonquin Rd.
                                          Schaumberg, IL 60196

Herbert Goronkin                          8641 S. Willow Dr.                      0            0%
                                          Tempe, AZ 85284

Richard George                            5145 Tifton Dr.                   472,500(3)        2.8%
                                          Edina, MN 55439

Robert Irish                              17910-39th Place North            182,261(4)        1.1%
                                          Plymouth, MN 55446-1318

Terrence Glarner                          3600 IDS Center                     3,200(5)        .02%


                                          80 S. 8th St.
                                          Minneapolis, MN 55402

All Company directors, officers and owners                               12,686,027            75%
of more than 5% of the stock as a group
(7 persons)

(1) Includes shares held by Norwest Equity Partners IV, LLP, and Norwest Equity Partners V, LLP.

(2) Excludes options to purchase up to 175,000 shares of common stock of the Company.

(3) Excluded options to purchase up to 35,000 shares of common stock of the Company.

(4) Includes shares of common stock of the Company controlled by Mr. Irish in various accounts. Excludes options to purchase up to 7,000 shares of common stock of the Company.

(5) Excludes options to purchase up to 29,000 shares of common stock of the Company.


ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         The Merger of Merged NVE with and into Premis, with the Company surviving, was a stock for stock transaction and no loans were utilized in the transaction. The consideration provided by the parties pursuant to the Agreement was negotiated between Merged NVE and Premis. In evaluating the Merger, Premis considered whether it would be in best interests of its shareholders to acquire a technology business through a merger or whether it should liquidate the corporation and distribute the remaining assets to its shareholders. Merged NVE considered the value of Premis's status as a publicly reporting company, its ability to succeed to the reporting status of Premis and the cash assets of Premis.

         As of the Effective Date, pursuant to Rule 12g-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company became the successor issuer to Premis for reporting purposes under the Exchange Act and elects to report under the Exchange Act as of the Effective Date. As such, in order to comply with that certain letter dated as of April 7, 2000, addressed to the Director of Listing Qualifications of the Nasdaq Stock Exchange, Inc., by the Office of Small Business of the Securities and Exchange Commission, the Company is providing the forgoing information.

                           FORWARD LOOKING STATEMENTS

         Statements included in this Current Report on Form 8-K, except for the historical information contained herein, may be forward-looking statements within the meaning of Section 21E of the Exchange Act, which are subject to the safe harbor created by that statute, and further, may contain forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "believe" or similar expressions identify forward-looking statements. Actual results may be different from those described in the forward-looking statements. Future events involve risks and uncertainties. Some of these risks and uncertainties are outside the control of management. Readers are cautioned against placing undue reliance on the forward-looking statements due to these risks and uncertainties and are cautioned to review the historical information and statements of risk contained in the Company's Securities and Exchange Commission reports.

                           DESCRIPTION OF THE BUSINESS

GENERAL

         As a result of the Merger, the Company has acquired the business of developing, producing and marketing components that combine giant magnetoresistance (GMR) materials with integrated circuits. Merged NVE was formed in 1989 as the result of research completed by Dr. James Daughton while employed with Honeywell. Historically, Merged NVE has been a research and development (R&D) company funded largely by government contracts, and to a lesser extent by licenses, royalties and the sales of products and stock. Contract R&D has not only supplied revenues, but additionally, it has helped to supplement the R&D required for the product areas and fund operations. In each of 1999 and 1998, Merged NVE spent approximately 825,000 hours on R&D activities. In 1999, approximately $4,847,000 of the costs associated with such R&D were borne directly by the customers of Merged NVE, and in 1998, approximately $3,906,000 of the costs associated with such R&D were borne directly by the customers of Merged NVE.

         Merged NVE first sold and shipped products using GMR materials in 1995, and produced the first known products combining GMR materials with integrated circuits in 1998. At the time of the Merger, Merged NVE was recognized as a leader in both the development and application of GMR materials and other advanced magnetic materials. The largest customer of Merged NVE at the time of the Merger was the United States government and, although no current problems exist with respect to any government contract or with the Company's vibrant relationship with the government funding vehicles, disqualification as a vendor to the United States government would be a serious setback for the Company on a going forward basis and would likely hamper future R&D activity.

         Merged NVE developed the capability to deposit and optically define conductor, dielectric and metal films, and to fully integrate circuit and magnetic device design. Additionally, Merged NVE acquired certification to manufacture products under ISO 9001. Due to product sales abroad, however, Merged NVE also acquired some limited revenue risks from fluctuations in values of foreign currency. The product areas acquired by the Company, including sensors, signal isolators and nonvolatile memories, are discussed below.

PRODUCTS

         SENSORS. Sensors combine integrated circuits with GMR material. This GMR material is deposited in layers and lithographically formed into resistors which change value when introduced to a magnetic field. The resistors are then connected together with transistors to form circuits that are sensitive to magnetic fields. These circuits are then packaged in much the same way as conventional integrated circuits. Other products developed by Merged NVE are produced by similar methods.

         Sensors are quite small and they are very sensitive to magnetic fields. In addition, they are able to operate at relatively high temperatures (125 degrees Centigrade and higher). This combination of attributes should allow them to be used in a variety of industrial control applications.

         Over the past year, Merged NVE has concentrated its marketing efforts on pneumatic cylinder position sensing. As a result, three of the top four users of sensors have started integrating the Merged NVE sensor, and several other smaller users are in the process of converting to the Merged NVE sensor. New applications the Company may target include currency detection, in-bearing sensors, pacemakers, anti-skid brake systems ("ABS"), currency detection and medical electronics.

         As a result of the Merger, the Company has acquired US and foreign patents for the GMR materials used in its sensor and a US patent for the circuit configuration. The Company has also obtained know-how in the following areas: sputtering of the GMR materials; maintenance of process and packaging compatibility with integrated circuits; plating of thick magnetic materials for shielding and flux concentration; sensor and circuit design; and testing techniques. At this time, the Company does not know of any direct competitor that manufactures a similar sensor.

         Historically, Merged NVE has used a combination of distributors, manufacturers' representatives and direct sales for sales of the sensor. The Company plans to continue to use this combination for the foreseeable future. Distributors handle smaller orders (typically under $1000), while manufacturers' representatives and direct sales account for larger orders. The largest sensor order from Merged NVE totaled approximately $100,000.

         Prior to the Merger, Merged NVE was in the process of developing sensors for the industrial controls, ABS and currency detection markets. The Company will continue this development, as it typically takes from three to five years from start of development to sales in the automotive markets, and from one to three years from the start of development to sales in the industrial controls market.

         ISOLATORS. Isolators reduce or eliminate ground noise in communications carried by wire which is the result of connecting electrical circuits having independent grounds. In some cases, isolators may also provide for limited protection against electrical damage. The isolator developed by Merged NVE uses the ISOLOOP-Registered Trademark-, an integrated coil made by integrated circuit techniques that are electrically insulated from a sensor made from GMR resistors and integrated circuits, and packaged in a standard integrated circuit package. The resulting isolator is faster and smaller than any other existing known approach, as well as being very cost competitive.

         The two main competing technologies of which the Company is aware are opto-isolators and inductive isolators. The fastest opto-isolators currently run at frequencies below 20 million cycles per second, whereas ISOLOOP-Registered Trademark- isolators operate at 100 million cycles per second, with the potential to run ten times faster than the frequency currently achieved. Inductive isolators require special data encoding in order to transmit logic signals, whereas ISOLOOP-Registered Trademark- isolators do not require such signals. Furthermore, ISOLOOP-Registered Trademark- isolators require less board area than either the opto-isolators or the inductive isolators.

         Isolators are commonly used in a variety of communication networks. Differences in ground potentials between pieces of electronics gear are virtually impossible to eliminate, and the resulting noise is often much larger than the logic signals transmitted. The isolator can virtually eliminate this noise.

         As a result of the high speed of the ISOLOOP-Registered Trademark-isolators, signal isolation in high speed communications will be possible for systems using random signal transmission in wires. Isolation in back planes of PC's and other high speed systems may enable these systems to operate at higher speeds.

         As ISOLOOP-Registered Trademark- products have the potential for high growth, the Company currently anticipates that the sales of isolator products will account for a significant portion of the Company's revenues in the future.

         The Company has acquired Merged NVE's basic patent on the use of a magnetic sensor and integrated coils to construct an isolator. Patents containing several improvements on this basic patent have also been filed. These patents, together with know-how in the design, processing, packaging and testing of the ISOLOOP-Registered Trademark- products, are the primary barriers to those competing with the Company' isolator products.

         Initial distribution channels for isolators have been established in the United States, Europe, Japan, Korea, China and Taiwan. Domestically, up to the time of the Merger, Merged NVE had used direct sales and appointed distributors for distribution of its isolators, however, future distribution may include the use of additional distributors or manufacturers' representatives. Additionally, the Company has participated in initial discussions with a major producer of opto-isolators who may be interested in "private labeling" of ISOLOOP-Registered Trademark-products. Prior to the Merger, sales of isolators have typically been for purposes of design analysis and low volume production. Additionally, isolators have been sold to many large electronics and semiconductor corporations for testing purposes. The Company believes that, initially, its isolators may be used in applications of data communications in the industrial and telecommunications markets. The typical time from design to production orders in these markets is one to three years.

         MRAM. Magnetoresistive computer memory technology ("MRAM") is a nonvolatile memory, meaning that data is retained after electrical power to the memory chip is removed, invented by Dr. Arthur Pohm and Dr. James Daughton while they were employed at Honeywell. In MRAM, data is stored in the magnetism of thin films of iron, nickel and cobalt alloys and then recovered through the magnetoresistive properties of devices made chiefly of these alloys. Dr. James Daughton founded Merged NVE with the intent to develop one or more commercial applications for MRAM and other GMR products. After the discovery of GMR, and in conjunction therewith, a considerable amount of innovative work in MRAM had been done at Merged NVE. In fact, Merged NVE invented several memory cells and modes of operation that are being adapted by several large companies including Motorola, IBM and Honeywell. Although MRAM is not currently in production at the Company or elsewhere, there are ongoing development efforts at various companies, including Motorola, Honeywell, USTC, IBM and Hewlett Packard.

         The advantages that MRAM has over other solid state nonvolatile memory technologies are its ability to write fast (less than 100 billionths of a second) and indefinitely (other competing technologies are limited to about one million write cycles and will wear out with continuous writing in less than a second). Applications that could potentially use these properties include: cameras and copiers, reconfigurable computing, cell phones and other "imbedded" memory applications.

         The Company believes that the patent coverage it acquired from Merged NVE for MRAM is broad. Not only did it acquire the intellectual property of Merged NVE relating to MRAM, but further, the Company believes that it has either acquired or will have the right to acquire a sublicense for Honeywell MRAM technology. The Company further acquired rights under license agreements with Motorola and USTC. If MRAM products are produced under the Company's license agreements, it could potentially earn significant revenues from initial payments and royalties.

         There is also potential for the Company to produce MRAM niche products. The Company is currently funded under a research contract to develop a memory chip for use in reconfigurable computing.

         As MRAM is still in development stages at the Company and elsewhere, it is difficult to forecast the potential revenues that the Company could earn from the licensing and sale of niche memory. Current forecasts anticipate minor revenues from MRAM for the next several years, however, this forecast may change if holders of MRAM licenses have success in their product development and introduction.

CONTRACT R&D

         As was the case for Merged NVE, contract R&D will provide a majority of the Company's revenues. Contract R&D was the source of Merged NVE's underlying patents and product developments for the sensor, isolator and MRAM products.

         The Company acquired 16 US patents and 14 patents pending, from Merged NVE. Additionally, the Company acquired 2 foreign patents and 6 foreign patents pending. The Company's issued U.S. and foreign patents are listed in exhibits
99.1 and 99.2, which are attached to this current report in Form 8-K. By virtue of a technology license agreement with Dr. James Daughton, the Company believes that it either has acquired or may acquire rights to sublicense certain of Honeywell's intellectual property in the MRAM technology.

         It is projected that activities in this area will result in additional intellectual property, enhancement to current product lines, license revenue and possibilities for future product areas. While contract R&D will be a very important component of the Company's business, the percentage of total revenues from contract R&D may shrink if there is significant growth in product sales.

COMPETITION

         Three of the Company's chief competitors in sensors are Honeywell, Allegro and Phillips. Honeywell and Phillips make magnetoresistive sensors using a traditional nickel iron alloy rather than the GMR materials used by the Company. Allegro makes very cost competitive sensors using a Silicon Hall, however, Silicon Hall sensors are not as sensitive to magnetic fields as those of the Company. These competitors, as well as several other sensor producers, have greater financial resources and larger R&D budgets and more fully developed distribution systems than those of the Company.

         Agilient, a Hewlett Packard spin-off, is the leading producer of high speed opto-isolators. Some of the other top producers of opto-isolators are Infineon, NEC, Toshiba and Fairchild Semi-conductor. These competitors, as well as several other isolator producers, have greater financial resources and larger R&D budgets and more fully developed distribution systems than those of the Company.

         Motorola, IBM, Hewlett Packard, USTC and Honeywell have significant R&D efforts in MRAM technology. Hewlett Packard and USTC have stated they plan to introduce MRAM products in the next year, and Motorola has stated that it plans to introduce MRAM products within the next couple of years. Significant new inventions by larger companies with greater financial resources and R&D budgets could erode the value of the Company's MRAM technology, and the licenses thereto.

EMPLOYEES

         The Company currently has 56 employees, 49 of which are full-time employees: one executive, four administrative employees, six sales and marketing employees, 20 technicians and 25 scientists. Nine current employees have earned doctorate degrees. No employee of the Company is represented by a labor union or is subject to a collective bargaining agreement, and the Company believes that it maintains good relations with its employees.

RISK FACTORS

         THE LIQUIDITY OF THE COMMON STOCK OF THE COMPANY MAY BE LIMITED BY BROKER-DEALER REGULATIONS CONCERNING SALES OF "PENNY STOCK." Federal regulations promulgated under the Exchange Act regulate the trading of so-called "penny stocks" (the "Penny Stock Rules"), which are generally defined as any security not listed on a national securities exchange or Nasdaq, priced at less than $5.00 per share and offered by an issuer with limited net tangible assets and revenues. In addition, equity securities listed on Nasdaq that are priced at less than $5.00 per share are deemed penny stocks for the limited purpose of
Section 15(b)(6) of the Exchange Act. Therefore, trading of common stock of the Company, if it is priced below $5.00 per share (which is consistent with current pricing), will be subject to the provisions of Section 15(b)(6) of the Exchange Act, which make it unlawful for any broker-dealer to participate in a distribution of any penny stock without the consent of the SEC if, in the exercise of reasonable care, the broker-dealer is aware of or should have been aware of the participation of a previously sanctioned person. In such event, it may be more difficult for broker-dealers to sell the common stock of the Company, and purchasers of shares of common stock of the Company may experience difficulty in selling such shares in the future in secondary trading markets.

         So long as the common stock of the Company is not traded in the Nasdaq SmallCap Market or Nasdaq National Market, trading, if any, is subject to the Penny Stock Rules. Under Exchange Act Rule 15g-8, broker-dealers must take certain steps prior to selling a penny stock. Many brokers refrain from any trading in such stock as a result of the requirements which include:

         - obtaining financial and investment information from the investor;

         - obtaining a written suitability questionnaire and purchase agreement signed by the investor;

         - providing the investor with a written identification of the shares being offered and in what quantity; and

         - delivering to the investor a written statement setting forth the basis on which the broker-dealer approved the investor's account for the transaction.

         If the Penny Stock Rules are not followed, the investor has no obligation to purchase the shares. Accordingly, the application of the Penny Stock Rules makes it more difficult for broker-dealers to sell the common stock, and purchasers may have difficulty in selling the shares in secondary trading markets.

         EFFECTIVE ON JULY 17, 1998, THE COMMON STOCK OF THE COMPANY WAS DELISTED FROM TRADING ON THE NASDAQ NATIONAL MARKET AND THE NASDAQ SMALLCAP MARKET. The Company may apply for initial listing of its common stock on the Nasdaq SmallCap Market. To qualify, however, the Company must comply with the applicable requirements for initial inclusion on the Nasdaq SmallCap Market. Failure to comply with these requirements, which requirements are not currently being met by the Company, may result in the common stock of the Company not qualifying for listing on the Nasdaq SmallCap Market. For listing on the Nasdaq National Market, the Company would have to comply with certain initial listing requirements that are more stringent than the comparable initial listing requirements for the Nasdaq SmallCap Market.

         YOU MAY EXPERIENCE VOLATILITY IN THE PRICE OF THE COMMON STOCK OF THE COMPANY. The market price of the common stock of the Company may be highly volatile and could be subject to wide fluctuations in response to quarterly variations in operating results; announcements of technological innovations or new software by the Company or its competitors, services or products; changes in financial estimates by securities analysts or other events or factors; and significant sales into a low volume trading market, many of which are beyond the control of the Company. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many technology and service companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the common stock of the Company. In the past, following periods of volatility in the market price for a company's securities, securities class action litigation often has been instituted. Such litigation could result in substantial costs and a diversion of management attention and resources, which could have a material adverse effect on the business, financial condition and operating results of the Company.

         THE COMPANY DOES NOT INTEND TO PAY DIVIDENDS. The Company plans to retain all earnings in the foreseeable future for continued growth and does not expect to declare or pay any cash dividends in the foreseeable future. Moreover, the ability by the Company to pay dividends in the future may be restricted by its covenants with commercial lenders and institutional investors.

         THE COMPANY WILL BE CONTROLLED BY A SMALL NUMBER OF SHAREHOLDERS. Currently, the directors, executive officers and certain principal shareholders of the Company beneficially own approximately 75% of the outstanding common stock. As a result, such directors, officers and certain principal shareholders may have the ability to effectively control the election of the entire Board of Directors and the affairs of the Company, including, but not limited to, all fundamental corporate transactions such as acquisitions, mergers, consolidations and the sale of substantially all of the assets of the Company.

         THE DIRECTORS OF THE COMPANY MAY CREATE ADDITIONAL CLASSES OF STOCK WITHOUT SHAREHOLDER ACTION. The Board of Directors of the Company may at any time, without any action by the shareholders of the Company, designate and issue such classes or series of capital stock as it deems appropriate, and establish the rights, preferences and privileges of such capital stock, including dividend, liquidation and voting rights. No shares of preferred stock or other senior security are currently designated, and there is no current plan to designate or issue any such securities. The ability of the Board of Directors of the Company to designate and issue additional classes or series of capital stock could impede or deter an unsolicited tender offer or takeover proposal regarding the Company. The issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of the common stock of the Company.

         MINNESOTA LAW CONTAINS CERTAIN ANTI-TAKEOVER PROVISIONS. Certain provisions of Minnesota law applicable to the Company could have the effect of discouraging certain attempts to acquire the Company, which could deprive the shareholders of the Company of opportunities to sell their shares at prices higher than prevailing market prices and may also have a depressive effect on the market price of the securities of the Company.

         THE LIABILITY OF THE MANAGEMENT OF THE COMPANY WILL BE LIMITED. The Articles of Incorporation of the Company provide, as permitted by Minnesota law, that its directors shall have no personal liability for certain breaches of their fiduciary duties to the Company. This provision may reduce the likelihood of derivative litigation against directors and may discourage shareholders from bringing a lawsuit against directors for a breach of their duty.

         THE COMPANY WILL BE DEPENDENT ON KEY PERSONNEL. For the foreseeable future, the Company will place substantial reliance upon the personal efforts and abilities of Dr. James Daughton, President and Chief Executive Officer. The loss of Dr. Daughton's services likely would have a material adverse effect on the business, operations, revenues and/or prospects of the Company. The Company currently has key man life insurance covering Dr. Daughton. The success of the Company is also dependent upon its ability to retain and hire additional highly skilled personnel. Competition among technology companies for experienced personnel is intense. There can be no assurance that the Company will be able to retain such personnel or hire and retain additional qualified and skilled personnel.

         THE SUCCESS OF THE PROPOSED OPERATIONS OF THE COMPANY IS HIGHLY SPECULATIVE. The success of the proposed plan of operation will depend to a great extent on the operations, financial condition and management of the Company.

         THE COMPANY WILL DEPEND ON CONTRACTS WITH VARIOUS GOVERNMENTAL SOURCES. The contracts that the Company has with the government provide that they may be cancelled at any time for any or no reason. The cancellation of any contract could mean that the Company would have to curtail or stop operations or close permanently.

         THERE ARE RISKS ASSOCIATED WITH MANAGEMENT OF A CHANGING BUSINESS. The Company has experienced substantial changes in and expansion of its business and operations and expects that it will continue to experience periods of rapid change in connection with the intended development of GMR material-based products. The past expansion of Merged NVE has placed, and any future expansion of the Company would place, significant demands on the administrative, operational, financial and other resources of the Company. The Company expects operating expenses and staffing levels to increase substantially in the future. In particular, the Company intends to hire a significant number of additional skilled personnel, including persons with experience in the semiconductor industry, and, in particular, persons with sales and marketing experience. Competition for such personnel is intense, and there can be no assurance that the Company will be able to attract or retain additional highly qualified senior managers and technical persons in the future. The Company also expects to expend resources with respect to future expansion of its accounting and internal management systems and the implementation of a variety of new systems and procedures. In addition, the Company expects that future expansion will continue to challenge its ability to hire, train, motivate and manage its associates. If the revenues of the Company do not increase in proportion to its operating expenses, the management systems of the Company do not expand to meet increasing demands, the Company fails to attract and retain qualified personnel or the management of the Company otherwise fails to manage the expansion of the Company effectively, there would be a material adverse effect on the business, financial condition and operating results of the Company.

         THERE ARE RISKS ASSOCIATED WITH ENTERING NEW MARKETS. To obtain market share in the sales of sensors and isolators requires time for manufacturers to test, design and prototype new products. New product development cycles may take several years before a product is ready for market and sold in volume. During the development period, the Company or its representatives must assist the manufacturer with samples and technical support while achieving only minimal revenues. These long manufacturer development cycles may extend beyond the financial strength of the Company or the will of its distributors to endure.

         THE COMPANY FACES THE RISK OF PRODUCT LIABILITY CLAIMS. The Company, like all manufacturers, faces the risk of product liability claims. The Company will obtain product liability insurance to meet its current risks and will continue to evaluate risks as sales increase and product lines expand. There is no assurance, however, that the coverage limits of the insurance policy of the Company will be adequate. Litigation could result in substantial costs to, and a diversion of effort by, the Company, but may be necessary to defend the Company against such claims. Adverse determinations in any litigation could subject the Company to significant liabilities to third parties and prevent the Company from developing, selling or using its products, any of which could have a material adverse affect on the business of the Company.

         THE COMPANY WILL NEED ADDITIONAL FINANCING. The Company expects that it will need to raise additional funds in order to support more rapid expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or respond to unanticipated requirements. If additional funds are raised through the issuance of equity securities, the percentage ownership of shareholders will be reduced, shareholders may experience additional dilution in net book value per share or such equity securities may have rights, preferences or privileges senior to those of the holders of the common stock of the Company. Additional financing may not be available when needed on terms favorable to the Company, if at all. If adequate funds are not available on acceptable terms, the Company may be unable to develop or enhance its services and products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which could have a material adverse effect on the business, financial condition and operating results of the Company.

         THE COMPANY MAY UNDERTAKE ACQUISITIONS, JOINT VENTURES AND OTHER STRATEGIC RELATIONSHIPS. While the Company has no current agreements with respect to any potential acquisitions, the Company may make acquisitions in the future. Acquisitions entail numerous risks, including difficulties in the assimilation of acquired operations and products, diversion of management's attention from other business concerns, amortization of acquired intangible assets and potential loss of key employees of acquired companies. No assurance can be given as to the ability of the Company to consummate any acquisitions or integrate successfully any operations, personnel, services or products that might be acquired in the future, and the failure of the Company to do so could have a material adverse effect on the business, financial condition and operating results of the Company.

         THE COMPANY WILL BE DEPENDANT UPON ITS PROPRIETARY TECHNOLOGY. The Company holds several U.S. and foreign patents, as well as several pending patents. There is no assurance that any of the pending patents will issue. Additionally, as the Company will rely on a combination of trade secret practices and non-disclosure agreements with it employees and vendors to protect its rights to its products, there can be no assurance that any steps taken by the Company will be adequate to deter misappropriation of its proprietary rights or the development of competing products. Further, there is no assurance that the products of the Company do not infringe on the legal rights of others. Any such claims, with or without merit, can be time consuming and costly to defend.

         THE COMPANY MAY FIND ITS MRAM PATENTS AND SUBLICENSE RIGHTS TO BE INSUFFICIENTLY BROAD TO INSURE ITS PARTICIPATION IN A SUCCESSFUL MRAM MARKET. The Company believes that the patents it has issued and applied for, and the sublicense that it has either acquired or will have the right to acquire from Honeywell, are important to MRAM technology. If MRAM becomes a successful application of GMR technology in the manufacturing of computer memory, no assurances can be given that it will require the use of the patents of the Company or Honeywell, and therefore, generate future license fees and royalties for the Company.

                             DESCRIPTION OF PROPERTY

         The principal executive office of the Company is located at 11409 Valley View Road, Eden Prairie, Minnesota 55344. The Company leases this space, which consists of approximately 5950 square feet of office space, pursuant to a five year lease agreement. The lease agreement will terminate on December 31, 2003. The annual rent is $54,948, $56,604, $58,272, $ 60,048 and $61,836, respectively, which is payable in monthly installments on the first day of the month.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

DIRECTORS AND EXECUTIVE OFFICERS

         The directors and executive officers of the Company are as follows:

Name                    Age          Position
------------------    ---------      ------------------------------------------------
James Daughton           64          President, Chief Executive Officer and Director
Richard George           56          Treasurer and Chief Financial Officer
Terrance Glarner         57          Director
Herbert Goronkin         64          Director
Robert Irish             61          Director

         James Daughton, President, Chief Executive Officer and Director, age 64, has been an officer and director of the Company since the Effective Date of the Merger. Prior to the Merger, Dr. Daughton served as a director of Merged NVE from its inception in 1989 to the Effective Date of the Merger, and the President of Merged NVE from 1992 to the Effective Date of the Merger. From 1974 to 1989, Dr. Daughton held various positions in research and product development, including the position of Vice President of The Solid State Development Center for Honeywell, Inc. From 1964 to 1974, Dr. Daughton held various positions in the development of magnetic and semiconductor memory devices for IBM Corporation. Dr. Daughton received a doctorate in electrical engineering from Iowa State University in 1963. He is a member of advisory boards at Iowa State University and the University of New Orleans, and is an adjunct professor of physics at the University of Minnesota. He has more than 20 issued or pending patents, primarily dealing with thin magnetic films and devices.

         Richard George, Treasurer and Chief Financial Officer, age 56, has been an officer of the Company since the Effective Date of the Merger. Prior to the Merger, Mr. George served as the Chief Financial Officer of Merged NVE from March, 1995 to the Effective Date of the Merger. From 1991 to 1995, Mr. George served as Controller for Merged NVE. From 1966 to 1991, Mr. George held various financial and financial management positions in the areas of operations and contracts at Honeywell Inc. Mr. George received a B.A. in economics in 1966 from the University of Minnesota, where he later took graduate courses in law and management.

         Terrence Glarner, Director, age 57, has been a director of the Company since the Effective Date of the Merger. Prior to the Merger, Mr. Glarner served as a director of Merged NVE from August, 1999 to the Effective Time of the Merger. Since February, 1993, Mr. Glarner has been the President of West Concord Ventures, Inc. Mr. Glarner also consults with Norwest Venture Capital, an entity affiliated with Norwest Growth Fund, Inc. Prior to starting West Concord Ventures, Inc., Mr. Glarner was the President of North Star Ventures, Inc. from 1988 to February 1993, a firm which he joined in 1976. From 1968 to 1976, Mr. Glarner was a Securities Analyst and Vice President in the Research Department of Dain Bosworth, Inc. Mr. Glarner has a B.A. in English from the University of St. Thomas, a J.D. from the University of Minnesota School of Law and is a Chartered Financial Analyst. Mr. Glarner supervised investments in approximately 100 small companies during his involvement with North Star Ventures. Mr. Glarner currently serves as a director on the following publicly held companies:
Aetrium, Cima Labs, Datakey and FSI. He is also a director of Oncotech, Inc.

         Herbert Goronkin, Director, age 64, has been a director of the Company since the Effective Date of the Merger. Prior to the Merger, Mr. Goronkin served as a director of Merged NVE from 1995 to the Effective Date of the Merger. From 1977 to the present, Dr. Goronkin has held various positions including the position of Vice President and Director of the Physical Research Laboratory at Motorola Laboratories in Phoenix, Arizona. Dr. Goronkin has more than 25 patents and has authored numerous papers. He received B.S., M.S. and Doctorate degrees in physics from Temple University in 1961, 1962 and 1973, respectively. He is a Fellow of the IEEE and a member of both the American Physical Society and Sigma Xi.

         Robert Irish, Director, age 61, has been a director of the Company since the Effective Date of the Merger. Prior to the Merger, Mr. Irish served as a director of Merged NVE from 1992 to the Effective Date of the Merger. Additionally, Mr. Irish was a founding investor in Merged NVE. Mr. Irish recently formed the RICE Group to consult in Information Technology. Since 1994, Mr. Irish has held a number of sales, consulting and technical positions, most recently with Compuware and Prodea Software. From 1988 to 1994, Mr. Irish acted as a consultant and co-investor with Norwest Venture Capital. From 1981 to 1988, Mr. Irish was the Executive Vice President of Centron DPL, responsible for technical marketing, product marketing and research and development. Prior to that time, from 1966 to 1981, Mr. Irish worked at IBM in management, sales and systems. Mr. Irish attended Rensselaer Polytechnic Institute and received a B.S. in Physics from Syracuse University in 1965. He has 3 issued patents dealing with magnetic intrusion detection systems.

                             EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid to the executive officers of Merged NVE whose compensation exceeded $100,000 per year for the years 1999, 1998 and 1997:

                                                          ANNUAL                             OTHER
                                                       COMPENSATION                        COMPENSATION
                                    -------------------------------------------------------------------------
NAME AND TITLE                            YEAR             SALARY            BONUS
--------------                            ----             ------            ------
James Daughton(1)..................       1999            $147,500          $80,000          $33,925(2)
   President and CEO                      1998            $137,500          $40,000          $31,625(2)
                                          1997            $120,000                0          $27,600(2)

John Myers.........................       1999            $102,080          $15,000          $23,478(2)
   Vice President                         1998             $96,480          $10,000          $22,190(2)
                                          1997             $85,807                0          $19,736(2)

(1) For a description of the stock and options held by Dr. Daughton, please see the table set forth in Item 1 of this Current Report on Form 8-K regarding beneficial ownership of the Company.

(2) Representing 2% matching contributions to the Company's Employee Retirement 401(k), together with other fringe benefits such as insurance premiums.

         It is expected that the Company will compensate outside directors with stock options of the Company under terms to be determined.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Prior to the Merger, Terrence Glarner was a member of the Boards of Directors of both Merged NVE and Premis. Mr. Glarner held shares of common stock of Premis and options to purchase shares of common stock of both Premis and Merged NVE. Furthermore, Mr. Glarner acted as an associate of Norwest Venture Capital, a significant shareholder Merged NVE. Mr. Glarner was instrumental in the introduction of Premis and Merged NVE. Mr. Glarner did not receive any special fee or other compensation in connection with the Merger and he abstained from voting on the Merger as a director of both Merged NVE and Premis. Mr. Glarner did, however, vote for the Merger on behalf of Norwest Venture Capital and individually as a shareholder of Premis.

         Prior to the Merger, Robert Irish, held shares of common stock of both Merged NVE and Premis. Mr. Irish voted for the Merger as both a shareholder of Merged NVE and Premis.

                            DESCRIPTION OF SECURITIES

CAPITAL STOCK

         The authorized capital stock of the Company consists of 50,000,000 shares, 30,000,000 shares of which are designated common stock, $.01 par value, and 20,000,000 shares of which are undesignated shares, $.01 par value. As of November 21, 2000, 16,919,008 shares of common stock of the Company are issued and outstanding, all of which will be fully paid and non-assessable.

COMMON STOCK

         Holders of common stock of the Company have no preemptive, subscription, conversion or redemption rights pertaining to the shares. The absence of preemptive rights could result in a dilution of the interest of existing shareholders, should additional shares of the common stock of the Company or other capital stock convertible into common stock of the Company be issued. Holders of shares of common stock of the Company are entitled to receive such dividends, as may be declared by the Board of Directors of the Company, out of assets legally available therefore, and to share ratably in the assets of the Company available upon liquidation. Each share of common stock of the Company entitles the holder thereof to one vote, in person or by proxy, upon all matters submitted for a vote by the shareholders of the Company. Holders of common stock of the Company do not have cumulative voting rights for the election of directors. Thus, the owners of a majority of the voting power outstanding may elect all of the directors, if they choose to do so, and the owners of the balance of such shares would not be able to elect any directors.

         The rights of holders of the shares of common stock of the Company may become subject in the future to prior and superior rights and preferences in the event that the Board of Directors of the Company establishes one or more additional classes of common stock, or one or more series of preferred stock.

PREFERRED STOCK

         At present, the Company has no plans to authorize or issue any shares of preferred stock.

WARRANTS AND OPTIONS

         As of November 21, 2000, there are options to purchase up to 1,629,314 shares of common stock of the Company, at exercise prices ranging from approximately $.125 to $25, and warrants to purchase up to 313,145 shares of common stock of the Company, at exercise prices ranging from approximately $.17 to $.57, currently outstanding. The options expire at various dates through 2007, and the warrants expire at various dates through 2001.

TRANSFER AGENT

         The transfer agent and registrar for the common stock of the Company is Corporate Stock Transfer, Inc. The offices of Corporate Stock Transfer, Inc. are located at 3200 Cherry Creek Drive South, #430, Denver, Colorado 80209.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF MERGED NVE

GENERAL

         As a result of the Merger, the Company acquired the business of developing, producing and selling components that combine certain magnetic materials with integrated circuits. Over the past several years, Merged NVE engaged in materials and device research and development funded principally by contracts and grants from agencies of the US government. Merged NVE was able to license some of its technology, principally nonvolatile memory technology, and has used license payments to establish product designs and production of sensor and isolator products. The Company will seek to expand product revenue while still relying on government contracts for basic technology development. The expansion of product revenue will require additional product development and marketing expenditures as well as increased working capital to fund receivables and inventories. Further, the Company will seek investment and revenue from license agreements to fund these expenditures.

RESULTS FROM OPERATIONS

TWELVE MONTHS ENDED DECEMBER 31, 1999 AND DECEMBER 31, 1998

         Revenues for the twelve months ending December 31, 1999 were $5,802,873, a decrease of 3.47% from revenues of $6,011,293 for the year ending December 31, 1998. The decrease in revenue was due primarily to an extraordinarily high license revenue in 1998 of $1,900,000 compared with a license revenue of $500,000 in 1999.

         Costs of sales increased by approximately 13.8% to $4,842,677 for the year ending December 31, 1999, compared to $4,253,754 for the year ending December 31, 1998. Much of this cost of sales increase was due to matching requirements for funding under terms of an Advance Technology Program ("ATP") on isolators with the Department of Commerce.

         Gross Margins decreased by approximately 45.4% to $960,196 for the current quarter and for the year ending December 31, 1999, as compared to $1,757,540 for the year ending December 31, 1998. These decreases were due primarily to higher cost of sales and lower license revenue in 1999.

         Research and development expenses (non-contract) decreased by approximately 35.7% to $304,400 for the year ending December 31, 1999, as compared to $473,128 for the year ending December 31, 1998. These decreases were supplemented by contract funding for isolators under an ATP from the Department of Commerce.

         Selling, general and administrative expenses for the year ending December 31, 1999, increased by 20.1% to $1,052,538 compared to $876,614 for the year ending December 31, 1998. The increase is due in part to higher legal costs for patent activities.

         Other Income/Expenses showed gains of $24,566 for the year ending December 31, 1999, compared to $28,758 for the year ending December 31, 1998. Lower interest income and higher interest expense were the primary causes for the difference.

         Merged NVE had a net loss for the year ending December 31, 1999, of $423,333 compared to net income of $377,540 for the year ending December 31, 1998. The primary causes were a lower license revenue in 1999 compared to 1998, and an increase in costs of sales due to matching requirements on an isolator research and development contract from the Department of Commerce.

INFLATION

         Inflation has not had a significant impact on the operations of Merged NVE since its inception. Prices for products of Merged NVE and for the materials and labor going into such products are governed by market conditions. It is possible that inflation in future years could impact both materials and labor in the production of products. Rates paid by the US Government on research and development contracts are adjustable with inflation.

         MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY

         The common stock of the Company is traded on the OTC Bulletin Board under the symbol, "NVEC." The following table sets forth, for the fiscal quarters indicated, a summary of the high and low closing prices of the common stock of the Company. Prices through July 17, 1998, are high and low closing sale prices as reported by the Nasdaq National Market. Effective the close of business on July 17, 1998, the common stock of Premis was delisted from the Nasdaq National Market for failure to satisfy the revised listing maintenance standards adopted by Nasdaq. Prices for the periods after July 17, 1998, represent high and low bids as reported on the OTC Bulletin Board. Such bid information reflects inter-dealer prices, without retail mark-up, mark-down or commissions and does not necessarily reflect actual transactions.

                                                     COMMON STOCK
                                                     ------------
                                                LOW                 HIGH
                                                ---                 ----
        FISCAL 1998
        First Quarter                         $1.125               $1.797
        Second Quarter                          .75                1.406
        Third Quarter                           .75                1.313
        Fourth Quarter                         .375                 1.00

        FISCAL 1999
        First Quarter                          $.594               $.938
        Second Quarter                         .734                1.000
        Third Quarter                          .250                1.282
        Fourth Quarter                         .375                1.406

        FISCAL 2000
        First Quarter                          $.438               $1.031
        Second Quarter                         .438                 818

         The Company has never paid or declared any cash dividends on its common stock. On December 4, 1999, in connection with the final sale of assets, Premis made a distribution in partial liquidation to its shareholders.

         As of the Effective Date of the Merger, the Company had approximately 190 shareholders of record.

                                LEGAL PROCEEDINGS

         The Company is not currently a party to any pending legal proceeding nor is any property of the Company subject to such proceeding. Furthermore, the Company is not aware of any potential claims, by any governmental authority or otherwise, that may be brought against it.

                     RECENT SALES OF UNREGISTERED SECURITIES

         The following sets forth information with respect to all unregistered sales of securities by Merged NVE within the past three years:

         In December 1997, the Company issued 10,000 shares of its common stock to an individual in connection with the purchase of vested option shares at an exercise price of $.125 per share pursuant to the Company's 1990 Stock Option Plan.

         In 1998, the Company issued an aggregate of 39,600 shares of its common stock to four individuals in connection with the purchase of vested option shares at an exercise price ranging from $.125 to $.50 per share pursuant to the Company's 1990 Stock Option Plan.

         In February 1998 and March 1998, the Company issued an aggregate of 8,380 shares of its common stock to three individuals in connection with the purchase of warrant shares at an exercise price of $.60 per share.

         In May 1998 and December 1998, the Company issued nonqualified and incentive stock options to twelve individuals to purchase an aggregate of 157,500 shares of its common stock at an exercise price of $.60 per share, exercisable over a five-year period, pursuant to its 1990 Stock Option Plan.

         In April 1999 and May 1999, the Company issued an aggregate of 8,500 shares of its common stock to three individuals in connection with the purchase of vested option shares at an exercise price ranging from $.125 to $.60 per share pursuant to the Company's 1990 Stock Option Plan.

         In December 1999, the Company issued an aggregate of 182,836 shares of its common stock to nineteen individuals pursuant to a private offering to its employees at a purchase price of $2.00.

         In 1999, the Company issued nonqualified and incentive stock options to four individuals to purchase an aggregate of 23,500 shares of its common stock at an exercise price of $.60 per share, exercisable over a five-year period, pursuant to its 1990 Stock Option Plan.

         In 2000, the Company issued an aggregate of 87,000 shares of its common stock to six individuals in connection with the purchase of vested option shares at an exercise price ranging from $.125 to $.60 per share pursuant to the Company's 1990 Stock Option Plan.

         In 2000, the Company issued an aggregate of 19,020 shares of its common stock to two individuals in connection with the purchase of warrant shares pursuant to a cashless exercise provided such warrants.

         In 2000, the Company issued nonqualified and incentive stock options to eight individuals to purchase an aggregate of 118,500 shares of its common stock at an exercise price of $.60 per share, exercisable over a five-year period, pursuant to its 1990 Stock Option Plan.

         No underwriter was used with respect to any sales of the unregistered securities described herein. Exemption from registration for the sales of the securities disclosed above was claimed pursuant to Section 4(2) of the Securities Act of 1993, as amended, (the "Act") as a transaction by an issuer not involving a public offering; Regulation D of the Act as a sale of securities without registration or Rule 701 of the Act as a sale of securities pursuant to certain compensatory benefit plans and contracts relating to compensation.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company has provisions in its Articles of Incorporation and Bylaws to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty (however, such provisions do not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, the improper payment of dividends or redemption of stock or for any transaction from which the director derived an improper personal benefit) and
(ii) indemnify its directors and officers to the fullest extent permitted by Minnesota law, including circumstances in which indemnification is otherwise discretionary. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

2.1 Agreement and Plan of Merger, dated as of September 22, 2000, by and between Nonvolatile Electronics, Incorporated (NVE) and PREMIS Corporation.(1)

3.1      Articles of Incorporation of NVE Corporation.(1)

3.2      By-laws of NVE Corporation.

10.1     NVE Corporation 2000 Stock Option Plan.

24.1     Consent of Accountants.(2)

24.2     Audited Financial Statements for December 1999.(2)

24.3     Unaudited Pro Forma Balance Sheet, as of September 30, 2000.(2)

99.1     List of NVE Corporation's Issued U.S. Patents.

99.2     List of NVE Corporation's Issued Foreign Patents.


-------------------------------------------------------------------------------

    (1)  Incorporated by reference to the Definitive Proxy Statement on
Schedule 14 filed by PREMIS Corporation on November 16, 2000.

    (2) No financial statements are filed herewith. The Company is required to file financial statements by amendment hereto not later than 60 days after the date that this Current Report on Form 8-K must be filed.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf of the undersigned thereunto duly authorized.



                                        NVE CORPORATION


Dated:   December 6, 2000               By      /s/ Dr. James Daughton
                                          --------------------------------------

                                                 Dr. James Daughton
                                                 Chief Executive Officer



                                        By       /s/ Richard George
                                          --------------------------------------

                                                 Richard George
                                                 Chief Financial Officer